UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 10, 2018

HOMEFED CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

1-10153	33-0304982
(Commission File Number)	(IRS Employer Identification No.)

1903 WRIGHT PLACE, SUITE 220, CARLSBAD, CALIFORNIA	92008
(Address of Principal Executive Offices)	(Zip Code)

760-918-8200
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On December 13, 2018, HomeFed Corporation (the “Company” or “HomeFed”) announced that it had formed a joint venture partnership with RedSky JZ Fulton Holdings, LLC, a Delaware limited liability company (“RS JZ”), for the acquisition and possible redevelopment of a development site located on the Fulton Mall corridor in Downtown Brooklyn, New York (the “Real Property”).  The Real Property consists of 15 separate tax lots, divided into two premier development sites which may be redeveloped with buildings consisting of up to 540,000 square feet of floor area development rights.  RS JZ is itself a joint venture consisting of RedSky Capital, LLC (“RedSky”), a Brooklyn-based real estate developer, and JZ Capital Partners Limited (“JZ”), a London-based investment company.

Pursuant to that certain Contribution Agreement, dated as of December 10, 2018 (the "Contribution Agreement"), among RS JZ, HF Fulton Street Holdings LLC (“HF Fulton”), a wholly-owned subsidiary of HomeFed, and RedSky JZ Fulton Investors, LLC, a Delaware limited liability company (the “Joint Venture”), HomeFed contributed capital in the amount of $52.5 million to the Joint Venture.  As consideration for the capital contribution, RS JZ caused the Joint Venture to issue to HF Fulton a membership interest in the Joint Venture consisting of 49% of the total membership interests in the Joint Venture.  RS JZ holds the remaining 51% membership stake in the Company.  The Contribution Agreement includes customary representations and warranties by RS JZ in favor of HF Fulton as to the state of title and other matters affecting title to the Real Property, and as to the assets and liabilities of the Joint Venture.  The Contribution Agreement also includes customary representations and warranties as to the assets and liabilities of the two wholly-owned subsidiaries of the Joint Venture which own fee title to the Real Property.

At the December 10, 2018 closing under the Contribution Agreement, RS JZ and HF Fulton executed and delivered to each other a Sixth Amended and Restated Limited Liability Company Agreement of the Joint Venture (the “Operating Agreement”).  RedSky Fulton Tier II LLC (“Manager”), an affiliate of RedSky, is also a party to the Operating Agreement, in its capacity as the “Manager” of the Joint Venture.  Pursuant to the Operating Agreement, Manager is responsible for the day to day management of the Joint Venture.  However, neither Manager nor the Joint Venture may undertake, without the consent of the Joint Venture’s “Executive Committee”, any decision designated as a “Major Decision” by the Operating Agreement.  “Major Decisions” include, without limitation, the acquisition of additional real property, adoption of a business plan by the Joint Venture, the adoption of operating and construction budgets, decisions to call for additional capital contributions, decisions to redevelop the Real Property with new buildings and improvements, decisions to sell or finance the Real Property and decisions to enter into space leases with third-party tenants.  The Executive Committee of the Joint Venture is comprised of three representatives, one appointed by RedSky, a second appointed by JZ and a third appointed by HomeFed.

Jefferies Financial Group Inc., the Company’s largest shareholder (“Jefferies”), owns approximately 9.7% of JZ.  Joseph Steinberg, the Company’s Chairman, may be deemed to own direct or indirect interests in JZ.  Combined, Jefferies and Mr. Steinberg own less than 10% of JZ.

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The foregoing description of the Contribution Agreement and the Operating Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Contribution Agreement and the Operating Agreement.

As noted above, the Joint Venture indirectly owns the Real Property.  The Joint Venture may undertake the redevelopment of the Real Property with new buildings and improvements, which includes, among other things, demolishing existing structures located at the Real Property, some of which demolition is currently in process, and redeveloping the Real Property into a mixed-use property consisting of retail and residential components. Accordingly, prior rental revenues and operating costs of the Real Property as it currently exists are not representative nor indicative of the anticipated sales revenues and operating costs of the new property, that is intended after the construction and renovation work at the Real Property is completed.

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning the development of the Real Property. These forward-looking statements are often characterized by the use of words such as “intend,” “will,” or “may.” Although we believe that the expectations reflected in such forward-looking statements are reasonable, such statements involve risks and uncertainties and undue reliance should not be placed on such statements.

Item 2.01	Completion of Acquisition or Disposition of Assets

The information in this Report set forth in Item 1.01 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(a)        Financial Statements of Real Estate Acquired. Since the Company intends to demolish the existing structure on the Real Property described in 2.01, the financial statements of the acquired real property are not included in this filing.

(b)        Pro Forma Financial Information. See paragraph (a) above.

(d)        Exhibits.

Exhibits	Description

99.1	Press Release, dated December 13, 2018

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 14, 2018

HOMEFED CORPORATION

By:	/s/ Erin Ruhe
Name:	Erin Ruhe
Title:	Vice President, Treasurer and Controller

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